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                                                                    Exhibit (c)


                            STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of December 19, 1995, by and between Mary F. Bartol ("Shareholder") and HUNT MANUFACTURING CO., a Pennsylvania corporation (the "Company").

                              W I T N E S S E T H :

         WHEREAS, Shareholder desires to sell 2,150,165 Common Shares, par value $.10 per share, of the Company (the "Shares") to the Company, and the Company desires to purchase the Shares from the Shareholder, on the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

         1.       Sale of Shares

                  1.1 Sale of Shares. Pursuant to the terms of this Agreement, at the Closing (as hereinafter defined), Shareholder shall sell, transfer, assign and deliver the Shares to the Company, and the Company shall purchase and acquire the Shares from Shareholder.

                  1.2 Purchase Price and Payment. The aggregate purchase price (the "Purchase Price") for the Shares shall be $35,090,692, representing a per share amount equal to $16.32.

         2.       Closing

                  2.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place immediately following the execution and delivery of this Agreement.

                  2.2 Deliveries by the Company to Shareholder. At the Closing, the Company shall pay the Purchase Price to Shareholder by wire transfer of federal funds or by delivery of a Company check.

                  2.3 Deliveries by Shareholder to the Company. At the Closing, Shareholder shall deliver, or shall cause to be delivered, to the Company, certificates evidencing the Shares, accompanied by stock powers and such other



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documents as may be reasonably requested by the Company, or such other evidence of transfer and assignment as the Company may reasonably request.

         3.       Representations and Warranties of Shareholder.
Shareholder hereby represents and warrants to the Company as follows:

                  3.1 Authority, etc. Shareholder has full right, power, authority and capacity to execute and deliver this Agreement and to consummate and perform the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Shareholder and (assuming the due authorization, execution and delivery hereof by the Company) constitutes the legal, valid and binding obligation of Shareholder, enforceable against her in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting the enforcement of creditors' rights and remedies generally, and subject as to enforceability to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  3.2 Consents. No consent, approval, waiver, license or authorization or other action by or filing with any person or governmental authority is required on the part of Shareholder in connection with the execution and delivery by Shareholder of this Agreement or the consummation by Shareholder of the transactions contemplated hereby.

                  3.3 Ownership of Shares. The Shares are owned lawfully of record and beneficially by Shareholder, free and clear of all liens, encumbrances, restrictions and claims of every kind whatsoever, and upon purchase of the Shares by the Company in accordance with the terms of this Agreement, the Company shall have acquired good title to such Shares free and clear of all liens, encumbrances, restrictions and claims of every kind whatsoever.

                  3.4 Access to Information. Shareholder has had an opportunity to discuss the Company's business, management and financial affairs with its management and to obtain all information which she believes necessary to an informed decision to sell the Shares. Shareholder is well-versed in financial matters and is able to protect her interests in connection with the transactions contemplated hereby by reason of (a) her relationships with the Company and certain of its officers and directors; (b) her sophisticated business and financial experience; and (c) the sophisticated business and financial experience of her financial advisor and other advisors.

                  3.5 No Other Representations. Other than as specifically set forth in this Agreement, Shareholder has made no representations or

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warranties (written or oral, express or implied) to the Company in respect of the transactions contemplated hereby.

         4. Representations and Warranties of the Company. The Company hereby represents and warrants to Shareholder as follows:

                  4.1 Authority, etc. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation and performance of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and (assuming the due execution and delivery hereof by Shareholder) constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting the enforcement of creditors' rights and remedies generally, and subject as to enforceability to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  4.2 Consents. No consent, approval, waiver, license or authorization or other action by or filing with any person or governmental authority is required on the part of the Company in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby.

                  4.3 Bylaws. Section 9.01 of the Bylaws of the Company (a correct copy of which is attached as Annex I hereto) was duly adopted by the Board of Directors of the Company on or before July 26, 1990 and currently is in full force and effect.

                  4.4 No Other Representations. Other than as specifically set forth in this Agreement, the Company has made no representations or warranties (written or oral, express or implied) to Shareholder in respect of the transactions contemplated hereby.

         5.       Indemnification.

                  (a) The Company shall indemnify and hold harmless Shareholder against any and all losses, liabilities, claims, damages and expenses whatsoever as incurred (including but not limited to attorneys' fees and any and all expenses whatsoever incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation), to which she may

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become subject, insofar as such losses, liabilities, claims, damages or expenses
(or actions in respect thereof) arise out of or are based upon any inaccuracy in the representations and warranties of the Company contained herein or any failure of the Company to perform its obligations hereunder; and will reimburse Shareholder for any legal and other expenses as such expenses are reasonably incurred in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action.

                  (b) Shareholder shall indemnify and hold harmless the Company against any and all losses, liabilities, claims, damages and expenses whatsoever as incurred (including but not limited to attorneys' fees and any and all expenses whatsoever incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation), to which it may become subject, insofar as such losses, liabilities, claims, damages or expenses (or actions in respect thereof) arise out of or are based upon any inaccuracy in the representations and warranties of Shareholder contained herein or any failure of Shareholder to perform its obligations hereunder; and will reimburse the Company for any legal and other expenses as such expenses are reasonably incurred in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action.

         6. Survival. The representations and warranties made herein shall survive the execution and delivery of this Agreement and the Closing.

         7. Further Assurances. Each party hereto shall execute and deliver such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

         8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, heirs and personal representatives.

         9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same document.

         10. Governing Law. This Agreement, and all matters relating hereto, shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania as in effect from time to time, without regard to any principles of choice of laws or conflicts of law.

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         11. Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         12. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior negotiations, agreements, understandings or arrangements between the parties hereto with respect to the subject matter hereof.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered on the day and year first above written.

                                HUNT MANUFACTURING CO.

                                By: ____________________________________
                                    Name:

                                    Title:

                                    ____________________________________
                                    Name:

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                                     ANNEX I

                            Section 9. MISCELLANEOUS

         Section 9.01. Nonapplicability of Certain Laws. The following provisions of the Act of April 27, 1990 (No. 36) amending the Pennsylvania Business Corporation Law of 1988 and related statutes shall not be applicable to the Corporation: (1) subsections (d) through (f) of Section 511 (15 Pa. C.S. ss.511); (2) subsections (e) through (g) of Section ss.1721, (15 Pa. C.S. ss.1721); (3) Subchapter G of Chapter 25 (15 Pa. C.S. ss.2561 through ss.2567)(including Subchapters I (15 Pa. C.S. ss.2581 through ss.2583) and J (15 Pa. C.S. ss.2585 through ss.2588) which are dependent upon Subchapter G); and
(4) Subchapter H of Chapter 25 (15 Pa. C.S. ss.2571 though ss.2575). The Section
9.01 shall be effective July 26, 1990.